Exhibit 99.1

Tri-S Security Announces Results

For the 1st Quarter Ended March 31, 2007

ATLANTA – Wednesday, May 9, 2007 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its results of operations for the first quarter ended March 31, 2007. Tri-S provides security services through its two wholly-owned subsidiaries, The Cornwall Group, Inc. (“Cornwall”) and Paragon Systems, Inc. (“Paragon”).

First Quarter Ended March 31, 2007 and Recent Highlights

•	Revenues increased 16.3% for the quarter, to $20.2 million, from a year ago.

•	Operating loss decreased $224,000 from a year ago.

•	Net loss decreased $973,000 to $676,000 from a year ago.

•	Net loss per basic and diluted share improved 61.0% to $(0.19) from $(0.49) a year ago.

•	SG&A declined by $374,000 from the first quarter of 2006.

•

Income of $450,000 recognized related to the settlement with the former shareholders of Cornwall and income of $100,000 recognized for retroactive rate adjustments for a total of $550,000 of other income.

•

EBITDA, as adjusted (see “EBITDA, as adjusted” definition below) improved 53% to a loss of $204,000 (does not include $550,000 of other non-recurring income as described above) from a loss of $437,000 a year ago.

•	Contract awarded by U.S. Department of Interior worth $17.0 million over five years.

•	Contract awarded by U.S. Department of Homeland Security for the State of Washington worth $30 million over 5 years.

•	Paragon approved by the U.S. Department of Commerce for NATO International Competitive Bidding.

“Our first quarter 2007 results showed significant improvement compared to the first quarter of 2006,” said Ronald Farrell, CEO, Tri-S Security Corp. “We are very pleased with the new contracts we have been awarded as these contracts will enhance our top line growth later this year. We believe our contract pipeline continues to be strong and

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Tri-S Security Announces 1st Quarter 2007 Results

May 9, 2007

we remain very encouraged about winning new contracts at both Paragon and Cornwall. We are extremely focused on winning new contracts at both Paragon and Cornwall and very pleased with the recent prestigious contract to guard the Statue of Liberty facilities in New York City, the $30.0 million contract with the U.S. Department of Homeland Security for the State of Washington and the approval by the U. S. Department of Commerce for Paragon to bid on NATO contracts. Since the first of this year, Paragon has been awarded new contracts worth $53.0 million and we are very pleased with this success,” added Farrell.

“We are pleased with our financial performance this quarter which resulted in solid improvements in our operating loss, net loss and EBITDA,” Farrell stated. “As a result of significantly reducing our debt during 2006, our interest expense declined $1.2 million from a year ago. We also made good progress reducing our quarterly operating costs. Overall, we are pleased with our start to the year and remain extremely focused on growing our business during 2007. The trends in our contract pipeline remain very encouraging for continued top line growth and improved bottom line performance. I am optimistic about 2007 results based upon our first quarter numbers,” Farrell concluded.

Financial Discussion for First Quarter Ended March 31, 2007

During the first quarter of 2007, revenue for Tri-S Security grew 16.3% to $20.2 million from $17.4 million in the first quarter of 2006. The revenue increase was the result of internal growth at both of the Tri-S Security’s wholly-owned subsidiaries, Cornwall and Paragon.

The gross profit for the first quarter of 2007 was $1.9 million compared to $2.0 million for the first quarter of 2006. Selling, general and administrative costs were $2.6 million for the first quarter of 2007 compared to $3.0 million in the first quarter of 2006. The operating loss for the first quarter of 2007 was $998,000, an improvement from an operating loss of $1.2 million for the first quarter of 2006.

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Tri-S Security Announces 1st Quarter 2007 Results

May 9, 2007

EBITDA, as adjusted, was a loss of $204,000 for the first quarter of 2007 as compared to a loss of $437,000 for the first quarter of 2006. Net loss for the first quarter of 2007 was $676,000 compared to a net loss of $1,649,000 in the first quarter of 2006.

Interest expense, net decreased to $533,000 in the first quarter of 2007 compared to $1.8 million in the first quarter of 2006. During the second quarter of 2006, Tri-S Security reduced its debt by approximately $12.0 million.

Tri-S Security will host a conference call at 9:00 a.m. EDT on Thursday, May 10, 2007 to discuss its first quarter results and respond to appropriate questions. Anyone interested in participating should call 913-981-4912 if calling within the United States or internationally approximately five to ten minutes prior to 9:00 a.m. EDT. Participants should ask for the Tri-S Security Q1 Financial Results conference call. A telephonic replay will be available until midnight on May 17, 2007. To listen to the replay, please call 719-457-0820 if calling within the United States or internationally and enter Confirmation Code 4268556.

This call is being webcast by Thomson Financial and can be accessed at Tri-S Security’s website at http://www.trissecurity.com. The webcast may also be accessed at Thomson’s website at http://www.earnings.com. The webcast can be accessed through Thursday, May 17, 2007 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

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Tri-S Security Announces 1st Quarter 2007 Results

May 9, 2007

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2006. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

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Tri-S Security Announces 1st Quarter 2007 Results

May 9, 2007

Tri-S Security Corporation and Subsidiary

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Revenues	$20,205	$17,373

Cost of revenues:
Direct labor	12,695	10,571
Indirect labor and other contract support costs	5,251	4,391
Amortization of customer contracts	406	412

	18,352	15,374

Gross profit	1,853	1,999

Selling, general and administrative	2,616	2,990
Amortization of intangible assets	235	231

	2,851	3,221

Operating income (loss)	(998)	(1,222)

Income from investment in Army Fleet Support, LLC	—	276

Other income (expense):
Interest expense	(458)	(1,695)
Interest on series C redeemable preferred stock	(75)	(75)
Other income	550	84

	17	(1,686)

Loss before income taxes	(981)	(2,632)

Income tax benefit	(305)	(983)

Net loss	$(676)	$(1,649)

	-5.3%	-15.6%

Basic and diluted net income (loss) per common share	$(0.19)	$(0.49)
Basic and diluted weighted average number of common shares	3,503	3,349

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Tri-S Security Announces 1st Quarter 2007 Results

May 9, 2007

Tri-S Security Corporation and Subsidiary

Balance Sheets

Unaudited

(In thousands, except per share data)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$141	$66
Trade accounts receivable, net	10,924	13,313
Income taxes receivable	-	—
Prepaid expenses and other assets	823	649

Total current assets	11,888	14,028

Property and equipment, less accumulated depreciation	531	597
Investment in joint venture	—	—
Goodwill	16,078	16,078
Intangibles
Customer contracts	3,859	4,264
Deferred loan costs	1,016	1,143
Other	922	991

Total assets	$34,294	$37,101

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Trade accounts payable	$986	$1,104
Accrued interest expense	475	400
Accrued expenses	4,309	4,467
Factoring facility	5,929	7,506
Income taxes payable	1,129	1,269
Series C preferred stock subject to mandatory redemption	6,000	6,000
Long-term debt - current portion	—	284

Total current liabilities	18,828	21,030

Other liabilities:
10% convertible notes	7,321	7,273
Deferred income taxes	1,795	1,974
Term loans	—	—
Long term debt	126	—
Series C preferred stock subject to mandatory redemption	—	—

	9,242	9,247

Total liabilities	28,070	30,277

Stockholders’ equity (deficit):
Common stock, $0.001 par value, 25,000,000 shares authorized, 3,503,280 and 3,338,700 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	3	3
Treasury stock	(105)	(105)
Additional paid-in capital	14,185	14,109
Retained deficit	(7,859)	(7,183)

Total stockholders’ equity	6,224	6,824

Total liabilities and stockholders’ equity	$34,294	$37,101

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Tri-S Security Announces 1st Quarter 2007 Results

May 9, 2007

Tri-S Security Corporation and Subsidiary

Statements of Cash Flows

Unaudited

(In thousands)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Cash flow from operating activities:
Net income (loss)	$(676)	$(1,649)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
(Gain) on sale of non-core assets	—	—
(Income) Loss from Investment in Joint Venture	—	(276)
(Income) from Cornwall settlement	(250)	—
Depreciation and amortization	719	711
Deferred income tax benefits	(179)	(683)
Common shares issued in exchange for services and interest	—	—
Non-cash employee stock option expense	76	55
Non-cash interest expense	48	738
Changes in operating assets and liabilities:
Trade accounts receivable, net	2,389	966
Prepaid expenses and other assets	(174)	(236)
Trade accounts payable	(118)	208
Accrued liabilities	(158)	(1,260)
Accrued interest expense	75	75
Income taxes payable	(140)	(301)

Net cash provided (used) by operating activities	1,612	(1,652)

Cash flow from investing activities:
Acquisition of subsidiary, net of cash acquired	—	—
Sale of subsidiary	—	—
Investment in joint venture	—	—
Distributions from joint venture	—	—
Net book value of disposed property	—	—
Proceeds from sale of property and equipment	—	16
Purchase of property and equipment	(12)	—

Net cash provided (used) by investing activities	(12)	16

Cash flow from financing activities:
Proceeds from initial public offering	—	—
Repayments of notes issued for purchase of Paragon	—	—
Proceeds from exercise of stock options	—	—
Proceeds from issuance of notes and warrants	—	—
Proceeds (repayments) of factoring facility	(1,577)	1,817
Proceeds (repayments) of term loans	100	(271)
Deferred financing costs	(40)	(46)
Proceeds (repayments) of capital lease obligations	(8)	—
Deferred initial public offering costs	—	(82)
Payments for intangible assets	—	—

Net cash provided (used) by financing activities	(1,525)	1,418

Net increase (decrease) in cash and cash equivalents	75	(218)
Cash and cash equivalents at beginning of period	66	463

Cash and cash equivalents at end of period	$141	$245

Supplemental disclosures of cash flow information:
Interest paid	$410	$1,024
Income taxes paid	$14	$3

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Tri-S Security Announces 1st Quarter 2007 Results

May 9, 2007

Definitions of Non-GAAP Financial Information

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the security services industry for comparability purposes. In this release, we use the Non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; income from joint venture, net; non-cash stock-based compensation; and other income/expense. A reconciliation of EBITDA, as adjusted to net loss for the three month periods ended March 31, 2007 and 2006 is attached to this press release.

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Net Loss	$(676)	$(1,649)

Adjustments:
Income tax expense (benefit)	(305)	(983)
Interest expense, net	458	1,695
Interest on preferred stock subject to mandatory redemption	75	75
Gain on sale of assets
Other income/(expense)	(550)	(84)
Income from investment in Army Fleet Support, LLC	—	(276)
Amortization of intangible assets	235	231
Amortization of customer contracts	406	412
Depreciation	78	87
Non-cash stock based compensation	75	55

EBITDA, as adjusted	$(204)	$(437)

Investors:

Corporate Communications

Kevin Inda, 407-566-1180

kevin.inda@cci-ir.com

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